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                                                           EXHIBIT 99.(d)(i)(o)

                      SUPPLEMENTAL TERMS AND CONDITIONS TO
                        THE MANAGEMENT AGREEMENT BETWEEN
                          THE AMERICAN AADVANTAGE FUNDS
                                       AND
                          AMR INVESTMENT SERVICES, INC.

      The attached amended Schedule A is hereby incorporated into the Management Agreement dated April 3, 1987, as supplemented on August 1, 1994, November 1, 1995, December 17, 1996, July 25, 1997, September 1, 1998, January 1, 1999, May
19, 2000, November 16, 2000, October 17, 2001, May 28, 2002 and May 13, 2003(the
"Agreement") between the American AAdvantage Funds and AMR Investment Services, Inc. To the extent that there is any conflict between the terms of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

Dated: February 9, 2004

                                           American AAdvantage Funds

                                           By: ______________________________
                                               Barry Y. Greenberg
                                               Vice President and Secretary

                                           AMR Investment Services, Inc.

                                           By: ______________________________
                                               William F. Quinn
                                               President

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                                     AMENDED
                                   SCHEDULE A
                                     TO THE
                              MANAGEMENT AGREEMENT
                                     BETWEEN
                          AMR INVESTMENT SERVICES, INC.
                                     AND THE
                            AMERICAN AADVANTAGE FUNDS

I.    BASE FEE

      As compensation pursuant to section 6 of the Management Agreement between AMR Investment Services, Inc. (the "Manager") and the American AAdvantage Funds (the "AAdvantage Trust"), the AAdvantage Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund's average daily net assets:

      (1) 0.10% of the net assets of the Balanced Fund, the Large Cap Value Fund, the International Equity Fund, the Small Cap Value Fund, the S&P 500 Index Fund, the Large Cap Growth Fund, the Emerging Markets Fund, the Small Cap Index Fund, the International Equity Index Fund, the Enhanced Income Fund, the High Yield Bond Fund, the Treasury Inflation Protected Securities Fund and the Mid-Cap Value Fund plus all fees payable by the Manager with respect to such Funds pursuant to any Investment Advisory Agreement entered into pursuant to Paragraph 2(d) of said Management Agreement;

      (2) 0.10% of the net assets of the Money Market Fund, the Municipal Money Market Fund and the U.S. Government Money Market Fund; and

      (3) 0.25% of the net assets of the Intermediate Bond Fund and the Short-Term Bond Fund.

      To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee pursuant to Section 6 of the Agreement.

II.   MANAGEMENT OF BALANCED FUND AND ENHANCED INCOME FUND

      In addition to the fee set forth above, as compensation for directly managing a portion of the assets of the Balanced Fund and the Enhanced Income Fund, pursuant to section 6 of the Management Agreement between the Manager and the AAdvantage Trust, the AAdvantage Trust shall pay to the Manager a fee quarterly, on an annualized basis, of 0.15% of the average month-

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end assets of the fixed income portion of the Balanced Fund and Enhanced Income
Fund directly managed by the Manager. The fee will be adjusted for any cash flows of $10 million or greater into or out of the Manager's account for each Fund on a particular day during a quarter.

      To the extent that the Balanced Fund or Enhanced Income Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee pursuant to Section 6 of the Agreement for these Funds.

III.  SECURITIES LENDING DUTIES AND FEES

      A.    Manager Duties

      The Manager agrees to provide the following services in connection with the investment of cash collateral received from the securities lending activities of each Fund of the AAdvantage Trust: (a) assist the securities lending agent (the "Agent") in determining which specific securities are available for loan, (b) monitor the Agent to ensure that securities loans are effected in accordance with its instructions and within the procedures adopted by the Board of Trustees of the AAdvantage Trust, (c) prepare appropriate periodic reports for, and seek appropriate approvals from, the Board of Trustees of the AAdvantage Trust with respect to securities lending activities, (d) respond to Agent inquiries concerning Agent's compliance with applicable guidelines, and (e) perform such other duties as necessary.

      B.    Securities Lending Fees

      As compensation for services provided by the Manager in connection with securities lending activities of each Fund of the AAdvantage Trust, the lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee up to 25% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 25% of such loan fees.

      To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee for services provided by the Manager in connection with securities lending activities.

DATED: February 9, 2004